Exhibit 3.1
CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
MASIMO CORPORATION
MASIMO CORPORATION, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:
A.The name of the Corporation is Masimo Corporation.
B.The date of filing of the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware is May 7, 1996.
C.This Certificate of Amendment to the Amended and Restated Certificate of Incorporation was adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware, and has been duly approved by the stockholders of the Corporation.
D.Article SIXTH of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:
“SIXTH: A. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors shall be fixed from time to time exclusively by the board of directors pursuant to a resolution adopted by a majority of the Whole Board. Prior to the Corporation’s annual meeting of stockholders to be held in 2024, the directors, other than those who may be elected by the holders of any series of Preferred Stock under specified circumstances, shall be and are divided into three classes, designated as Class I, Class II and Class III, respectively. Directors shall initially be assigned to each class in accordance with a resolution or resolutions adopted by the board of directors. Each director elected prior to the Corporation’s 2024 annual meeting of stockholders shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting at which such director was elected. Following the expiration of the terms of: (a) the Class II director(s) at the annual meeting of stockholders in 2024, (b) the Class III director(s) at the annual meeting of stockholders in 2025 and (c) the Class I director(s) at the annual meeting of stockholders in 2026, the directors whose terms expire at each such meeting shall be elected for a term of one year, expiring the earlier of (i) the succeeding annual meeting of stockholders or (ii) the election and qualification of such director’s successor or such director’s earlier death, resignation or removal. Each director elected as a successor to a director in office shall have the remaining term of office of the director he or she succeeded, except that, if such successor director is elected at an annual meeting of stockholders at which the term of the director succeeded by such successor director expired, such term shall extend until the succeeding annual meeting of stockholders. From and after the election of directors at the annual meeting of stockholders to be held in 2026, the board of directors shall cease to be classified.
B. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the board of directors resulting from death, resignation, disqualification, removal from office or other cause shall, unless otherwise required by law or by resolution of the board of directors, be filled only by a majority vote of the directors then in office, though less than a quorum (and not by stockholders). Prior to the annual meeting of stockholders to be held in 2026, directors so chosen shall serve for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been chosen expires or until such director’s successor shall have been duly elected and qualified, or until his or her earlier death, resignation or removal. After the annual meeting of stockholders to be held in 2026, directors so chosen shall serve until the next annual meeting of stockholders after such election by the board of directors or until such director’s successor shall have been duly elected and qualified, or until his or her earlier death, resignation or removal. No decrease in the authorized number of directors shall shorten the term of any incumbent director.
C. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.
D. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director, or the entire board of directors, may be removed from office at any time, but, for so long as the board of directors remains classified pursuant to Section 141(d) of the DGCL, only for cause and, whether or not the board of directors is classified, only by the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of all of the then-outstanding shares of common stock of the Corporation then entitled to vote at an election of directors, voting together as a single class.”
IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be signed by Joe Kiani, a duly authorized officer of the Corporation, on June 28, 2023.

By:	/s/ JOE KIANI
Name: Joe Kiani
Title: Chief Executive Officer

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